Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the common stock of SITEL Corporation and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated:  October 23, 2006

CLIENTLOGIC CORPORATION

By:	/s/ Terrence Mitchell Level, Sr.
Name: Terrence Mitchell Leve, Sr.
Title: Chief Legal Officer and Corporate Secretary

STAGECOACH ACQUISITION CORPORATION

By:	/s/ Terrence Mitchell Level, Sr.
Name: Terrence Mitchell Leve, Sr.
Title: Secretary

ONEX CORPORATION

By:	/s/ Donald W. Lewtas
Name: Donald W. Lewtas
Title: Vice President

ONEX CLIENTLOGIC HOLDINGS LLC

By:	/s/ Timothy A.R. Duncanson
Name: Timothy A.R. Duncanson
Authorized Signatory

GERALD W. SCHWARTZ

By:	/s/ Donald W. Lewtas
Name: Donald W. Lewtas
Authorized Signatory